Filed Pursuant to Rule 424(b)(3)
                                     Registration No. 333-47317

            Prospectus Supplement No. 1, dated December 12, 2001,
                      to Prospectus dated April 17, 1998

                                RENTECH, INC.

                              17,834,094 Shares

                                Common Stock

       This document supplements the information in the Prospectus relating to the selling shareholders and the number of shares they beneficially own that may be offered under the prospectus. The following information represents a revision to the table called "Selling Shareholders" that appears on pages 16 and 17 of the Prospectus. Notwithstanding, the total number of shares that may be offered by all Selling Shareholders pursuant to the prospectus has not been affected.

                                                     Number of
                                                     Shares to be
                                                     Beneficially
                                                     Owned on
                                                     Completion
                                        Number of    of the
               Number of Shares         Shares       Offering
               Beneficially Owned       That May                             % of
Shareholder    Record     Indirect      Be Offered   Record      Indirect    Class
-----------    ------     --------      ----------   ------      --------    -----
C. David
  Callaham     3,705,590   529,250(1)   500,000      3,205,590   529,250     5.5%

David Zimel      969,583         0      500,000        469,583         0     *

(1)  Warrants to purchase common stock at $2.64 per share expiring March 29, 2003.
*    Less than 1%.


       The prospectus, together with this prospectus supplement No. 1 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the shares of common stock. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus, as supplemented and amended."

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            This prospectus supplement is dated December 12, 2001